Exhibit 99.1

InSite Vision Reports Full Year and Fourth Quarter 2009 Financial Results

AzaSite® Revenues Up 91 Percent Over 2008

ALAMEDA, Calif.--(BUSINESS WIRE)--March 9, 2010--InSite Vision Incorporated (OTCBB: INSV) today reported financial results for the full year and fourth quarter ended December 31, 2009.

“2009 was a year of steady performance by InSite Vision in which we executed against our strategic objectives,” said Louis Drapeau, InSite Vision’s Chief Executive Officer. “We begin 2010 in a solid cash position, having successfully conserved our financial assets. In addition, AzaSite sales are up through the efforts of our partner Inspire Pharmaceuticals and we have received our first royalty payment from Bausch & Lomb for Besivance.”

Recent Accomplishments and Events

  Prescriptions of AzaSite (azithromycin ophthalmic solution) 1%, for the treatment of bacterial conjunctivitis, increased by 45 percent in the fourth quarter 2009 compared to the fourth quarter of 2008 and 74 percent for the full year 2009 over 2008. AzaSite is marketed by Inspire Pharmaceuticals in the United States. Inspire disclosed that they estimate that approximately $3.0 - $4.0 million of AzaSite net sales for 2009 was associated with hospital usage of AzaSite as a substitute therapy for erythromycin ophthalmic ointment (0.5%).
  In February 2010, InSite Vision received a mid-single digit royalty from Bausch & Lomb on global net product sales of Besivance™ (besifloxacin ophthalmic suspension) 0.6%. Besivance, the second commercial product to utilize InSite Vision’s proprietary DuraSite® drug delivery platform, is being marketed by InSite Vision’s licensee, Bausch & Lomb and their partner, Pfizer Inc, for the treatment of bacterial conjunctivitis in patients one year and older.
  Inspire Pharmaceuticals announced that enrollment is complete in two Phase 2 clinical trials of AzaSite for the treatment of blepharitis. Inspire Pharmaceuticals initiated two randomized, placebo-controlled multi-center Phase 2 studies in May 2009 to evaluate the safety and efficacy of AzaSite for the treatment of blepharitis, an ocular disease characterized by inflammation of the eyelids. Inspire Pharmaceuticals disclosed that they expect to report preliminary results from the Phase 2 clinical trials in the first quarter of 2010.
  In December, InSite Vision announced plans to advance ISV-303, a topical anti-inflammatory product that combines a low concentration of bromfenac with the company’s proprietary DuraSite® technology. ISV-303 is being developed to reduce the pain and swelling associated with ocular surgery. InSite Vision is currently preparing an Investigational New Drug Application for this novel product candidate.

Full Year 2009 Results Summary

Revenues for the year ended December 31, 2009 were $9.8 million compared to $13.7 million for the same period in 2008. 2009 revenues included royalties from Inspire Pharmaceuticals of $8.0 million for sales of AzaSite compared to $3.6 million in 2008. Royalties from Inspire Pharmaceuticals increased by $4.4 million compared to 2008 principally due to a 91 percent increase in AzaSite revenues recorded by Inspire as well as an increase in the contractual royalty rate from 20 percent to 25 percent beginning in August 2009. InSite Vision’s revenues in 2008 also included the $9.9 million amortization of the license fee and milestone payment for AzaSite from Inspire that ended in April 2008.

Research and Development (R&D) expenses for the year ended December 31, 2009 were $5.4 million compared to $16.2 million for the 2008 fiscal year. Reduced R&D spending in 2009 was primarily driven by the completion of the first Phase 3 trial of ISV-502 in late 2008. In addition, the company incurred lower personnel-related expenses associated with the corporate restructurings which occurred in December 2008 and March 2009.

General and Administrative (G&A) expenses for the year ended December 31, 2009 were $5.8 million compared to $8.3 million in 2008. G&A expenses decreased primarily due to legal and other expenses related to the proxy contest in 2008. In addition, personnel-related expenses declined due to the corporate restructurings in December 2008 and March 2009.

Severance and impairment expenses for the year ended December 31, 2009 were $0.5 million and $0.6 million which represent non-recurring restructuring costs. Severance expenses for the year ended December 31, 2008 were $1.9 million.

Net loss for the year ended December 31, 2009 was $14.2 million, or $0.15 per share, compared to a net loss of $21.3 million, or $0.23 per share, in 2008.

InSite Vision had cash, cash equivalents and short-term investments of $24.7 million at December 31, 2009. Total cash usage in 2009 was $12.7 million.

Fourth Quarter 2009 Results Summary

Revenues for the quarter ended December 31, 2009 were $3.5 million compared to $1.5 million in the fourth quarter of 2008. Revenues were primarily royalties from Inspire for sales of AzaSite. The royalties increase was driven by a 67 percent increase in AzaSite revenues and an increase in the royalty rate from 20 percent to 25 percent beginning in August 2009.

R&D expenses for the fourth quarter 2009 were $0.9 million compared to $3.5 million in the same quarter of 2008. The decrease in R&D expenses was primarily driven by the conclusion of the Phase 3 study of ISV-502 in December 2008. G&A expenses were $1.2 million in the fourth quarter ended 2009 compared to $2.0 million in 2008. G&A expenses in 2008 were higher due to non-recurring charges associated with administrative and legal fees related to the proxy contest. Severance expenses for the fourth quarter ended 2009 were $0.2 million compared to $1.9 million in 2008 which represented non-recurring restructuring costs.

Net loss for the fourth quarter ended December 31, 2009 was $2.0 million, or $0.02 per share, compared to a net loss of $8.6 million, or $0.09 per share, in 2008.

Conference Call Today

InSite Vision will host a conference call today beginning at 4:30 p.m. Eastern Time to discuss the company's fourth quarter results.

Analysts and investors can listen to the conference call by dialing (877) 407-8035 for domestic callers and (201) 689-8035 for international callers. A telephone replay will be available following the conclusion of the call by dialing (877) 660-6853 for domestic callers and (201) 612-7415 for international callers. All callers will need to enter the account number 286 and conference ID 346211.

The live conference call will also be webcast and available on the Investor Relations page of the company's website at www.insitevision.com. A copy of this press release will be furnished to the Securities and Exchange Commission on a Form 8-K and posted on the company’s website prior to the call.

About InSite Vision

InSite Vision is committed to advancing new and superior ophthalmologic products for unmet eye care needs. InSite Vision is recognized for the discovery and development of novel ocular pharmaceutical products based on its DuraSite® bioadhesive polymer core technology, an innovative platform that extends the duration of drug delivery on the eye’s surface, thereby reducing frequency of treatment and improving the efficacy of topically delivered drugs. The DuraSite platform is currently leveraged in two commercial products for the treatment of bacterial eye infections, AzaSite (azithromycin ophthalmic solution) 1% and Besivance™ (besifloxacin ophthalmic suspension) 0.6%. AzaSite is approved in the United States and Canada and currently marketed by InSite Vision’s partner, Inspire Pharmaceuticals in the United States. InSite Vision has formed multiple strategic licensing and distribution agreements with qualified partners to market AzaSite in select countries in Asia and South America upon regulatory approval in those regions. Besivance was approved by the U.S. Food and Drug Administration in the second quarter 2009 and is being marketed by Bausch & Lomb and Pfizer Inc.

InSite Vision’s ophthalmic product development pipeline also includes ISV-502 and additional product candidates leveraging the company’s core technologies. For further information on InSite Vision, please visit www.insitevision.com.

Forward-Looking Statements

This news release contains certain statements of a forward-looking nature relating to future events, including the targeted completion date for enrollment in Inspire’s AzaSite blepharitis Phase 2 trials, the targeted announcement date of the results of Inspire’s blepharitis Phase 2 trials, statements regarding InSite’s review of its strategic options, InSite's plans to advance its AzaSite family of products, and InSite's corporate goals. Such statements entail a number of risks and uncertainties, including but not limited to: InSite's reliance on third parties for the commercialization of its products including Inspire, Pfizer and Bausch & Lomb; the timing of the completion of Inspire’s blepharitis trials and the results of such trials; the ability of InSite to enter into corporate collaborations for its product candidates; InSite’s ability to effectively pursue its strategic options and to negotiate favorable terms with respect thereto; InSite's ability to expand its technology platform to include additional indications; InSite's ability to compete effectively, either alone or through its partners, with other companies offering competing products or treatments; InSite's ability to maintain and develop additional collaborations and commercial agreements with corporate partners, including those with respect to AzaSite; InSite's ability and willingness to commence additional clinical trials with respect to ISV-502 and InSite's various other product candidates and the results of such trials; its ability to adequately protect its intellectual property and to be free to operate with regard to the intellectual property of others and determinations of the U.S. Patent and Trademark Office regarding same; and determinations by the U.S. Food and Drug Administration. Reference is made to the discussion of these and other risk factors detailed in InSite Vision's filings with the Securities and Exchange Commission, including its annual report on Form 10-K and its quarterly reports on Form 10-Q, under the caption "Risk Factors" and elsewhere in such reports. Any forward-looking statements or projections are based on the limited information currently available to InSite Vision, which is subject to change. Although any such forward-looking statements or projections and the factors influencing them will likely change, InSite Vision undertakes no obligation to update the information. Such information speaks only as of the date of its release. Actual events or results could differ materially and one should not assume that the information provided in this release is still valid at any later date.

InSite Vision Incorporated

Condensed Consolidated Statements of Operations
For the Three Months and Year Ended December 31, 2009 and 2008
(in thousands, except per share amounts; unaudited)

	Three months ended		Year ended
	December 31,		December 31,
	2009	2008	2009	2008

Revenues	$3,463	$1,510	$9,798	$13,706
Expenses:
Research and development	887	3,521	5,436	16,242
General and administrative	1,165	1,957	5,792	8,251
Cost of revenues, principally royalties to third parties	751	254	1,549	630
Severance	158	1,909	527	1,909
Impairment	-	-	615	-
Total expenses	2,961	7,641	13,919	27,032
Income (loss) from operations	502	(6,131)	(4,121)	(13,326)
Interest expense and other, net	(2,550)	(2,437)	(10,034)	(7,984)
Net loss	$(2,048)	$(8,568)	$(14,155)	$(21,310)
Net loss per share:
Basic	$(0.02)	$(0.09)	$(0.15)	$(0.23)
Diluted	$(0.02)	$(0.09)	$(0.15)	$(0.23)
Shares used to calculate net loss per share:
Basic	94,738	94,630	94,710	94,607
Diluted	94,738	94,630	94,710	94,607

Condensed Consolidated Balance Sheets
At December 31, 2009 and December 31, 2008
(in thousands; unaudited)
			December 31,	December 31,
			2009	2008
Assets:
Cash, cash equivalents and short-term investments			$24,721	$37,456
Receivables, prepaid expenses and other current assets			3,294	1,667
Property and equipment, net			309	1,479
Debt issuance costs, net			3,922	4,341
Total assets			$32,246	$44,943

Liabilities and stockholders' deficit:
Accounts payable and accrued expenses			$2,266	$2,876
Accrued interest			2,938	1,200
Deferred revenues			75	373
Long-term secured notes payable			60,000	60,000
Stockholders' deficit			(33,033)	(19,506)
Total liabilities and stockholders' deficit			$32,246	$44,943

CONTACT:
InSite Vision
Louis Drapeau, Chief Executive Officer, 510-747-1220
mail@insite.com
or
BCC Partners
Michelle Corral, 415-794-8662 (Media Inquiries)